Exhibit 4.1

RECEIVABLES PURCHASE AGREEMENT

Dated as of February 4, 2003

WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION,

RPA Seller,

and

WFB FUNDING, LLC,

Purchaser

CABELA’S MASTER CREDIT CARD

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional Provisions	6

ARTICLE II

SALE AND CONTRIBUTION OF RECEIVABLES

Section 2.01.	Sales and Contributions	7
Section 2.02.	Addition of Additional Accounts	9
Section 2.03.	Removal of Accounts	10

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01.	Purchase Price	10
Section 3.02.	Adjustments to Purchase Price	11
Section 3.03.	Settlement and Ongoing Payment of Purchase Price	12

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of RPA Seller Relating to RPA Seller	12
Section 4.02.	Representations and Warranties of RPA Seller Relating to the Agreement and the Receivables	14
Section 4.03.	Representations and Warranties of Purchaser	16

ARTICLE V

RPA SELLER COVENANTS		18

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01.	Reassignment of Ineligible Receivables	22
Section 6.02.	Reassignment of Holders’ Interest in Trust Portfolio	23
Section 6.03.	Conveyance of Reassigned Receivables	23

EXHIBIT A	FORM OF SUPPLEMENTAL CONVEYANCE
EXHIBIT B	FORM OF SUBORDINATED NOTE
EXHIBIT C	FORM OF OPINION OF COUNSEL
EXHIBIT D	FORM OF ANNUAL OPINION OF COUNSEL
SCHEDULE I	ACCOUNT SCHEDULE—DELIVERED AS COMPUTER FILE OR MICROFICHE

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2003 between WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION, a CEBA credit card bank (the “Bank”), as seller (“RPA Seller”) and WFB FUNDING, LLC, a Nebraska limited liability company, as purchaser (“Purchaser”).

R E C I T A L S:

WHEREAS, Purchaser desires to purchase, from time to time, certain Receivables arising under certain specified Accounts of RPA Seller; and

WHEREAS, RPA Seller desires to sell and assign such Receivables to Purchaser, from time to time, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Receivables purchased hereunder will be transferred by Purchaser to U.S. Bank, National Association, as trustee (the “Trustee”) on behalf of the Certificateholders of the Cabela’s Master Credit Card Trust (the “Certificate Trust”), pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of the date hereof (as hereafter amended and supplemented, the “Pooling and Servicing Agreement”) among Purchaser, as transferor, RPA Seller, as servicer, and Trustee in connection with the issuance of certain Investor Certificates.

NOW, THEREFORE, it is hereby agreed by and between Purchaser and RPA Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.   Each capitalized term used herein or in any certificate, document, or Conveyance Paper made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning (if any) specified in the Pooling and Servicing Agreement. In addition, the following words and phrases shall have the following meanings:

“Closing Date” means any “Closing Date” (as defined in the Pooling and Servicing Agreement).

“Credit Enhancement Provider” means any “Credit Enhancement Provider” (as defined in the Pooling and Servicing Agreement).

“Eligible Account” shall mean, as of the Cut Off Date (or, with respect to Additional Accounts as of the relevant Addition Date), each Account owned by RPA Seller, other than Business Accounts:

(a)      which is in existence and maintained with RPA Seller;

(b)      which is payable in Dollars;

(c)      the Obligor on which has provided, as its most recent billing address, an address which is located in the United States or its territories or possessions;

(d)      which RPA Seller has not classified on its electronic records as counterfeit, cancelled, bankrupt, fraudulent, stolen or lost;

(e)      which RPA Seller has not charged off in its customary and usual manner for charging off such Accounts as of the Cut Off Date (or, with respect to Additional Accounts, as of the relevant Addition Date);

(f)      the Obligor on which has not been identified by RPA Seller as being deceased;

(g)      the Obligor on which is not a federal, state or local government or agency or instrumentality thereof;

(h)      which has not been sold or pledged to any other party; and

(i)      which does not contain a Receivable that has been sold or pledged to any other party.

“Eligible Receivable” shall mean each Receivable:

(a)      which has arisen under an Eligible Account (on the Cut Off Date, in the case of Accounts designated to the Certificate Trust on the Initial Closing Date and, on each Addition Date, in the case of Additional Accounts);

(b)      which was created in compliance, in all material respects, with all Requirements of Law applicable to RPA Seller and pursuant to a Credit Card Agreement which complies, in all material respects, with all Requirements of Law applicable to RPA Seller;

(c)      with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by RPA Seller in connection with the creation of such Receivable or the execution, delivery and performance by RPA Seller of the Credit Card Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect as of such date of creation;

(d)      as to which, at the time of and at all times after the creation of such Receivable, RPA Seller, Purchaser or the Certificate Trust had good and marketable title thereto, free and clear of all Liens;

(e)      which at all times will be the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms,

except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(f)       which constitutes an “account” under and as defined in Article 9 of the UCC as then in effect in the applicable jurisdiction;

(g)      which is no more than 90 days past due as of the Cut Off Date or Addition Date, as applicable;

(h)      which does not have an account holder known by RPA Seller to be deceased;

(i)       that has been the subject of either a valid transfer and assignment from RPA Seller to the Purchaser of all RPA Seller’s right, title and interest therein or the grant of a first priority perfected security interest therein (and in the proceeds thereof), effective until the termination of the Certificate Trust;

(j)       that, at the time of its transfer to the Purchaser, has not been waived or modified except as permitted hereunder;

(k)      as to which, at the time of its transfer to the Purchaser, RPA Seller has satisfied all obligations to be fulfilled at the time that it is transferred to the Purchaser;

(l)       that at the time of its transfer to the Purchaser, is not subject to any setoff, right of rescission, counterclaim, or other defense of the Obligor (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general; and

(m)     as to which, at the time of its transfer to the Purchaser, RPA Seller has not taken any action that would, or failed to take any action the omission of which would, at the time of its transfer to the Certificate Trust, impair the rights of the Purchaser or the Purchaser or its assignees.

“Enhancement” means any “Credit Enhancement” (as defined in the Pooling and Servicing Agreement).

“Existing Assets” means (i) the Transferor Interest (as defined in the Pooling and Servicing Agreement), (ii) the Receivables existing at the opening of business on the Effective Date and arising from the Accounts, (iii) all Related Assets with respect to such Receivables, (iv) all right, title and interest of RPA Seller (in its capacity as Transferor (as defined in the Existing PSA) but not as Servicer (as defined in the Pooling and Servicing Agreement)) under the Existing PSA and the other Transaction Documents (as defined in the Pooling and Servicing Agreement), including any loan agreements and Supplements executed in connection with any Series of Investor Certificates and (v) all right, title and interest of RPA Seller, in its capacity as

Transferor under (and as defined in) the Existing PSA to any funds on deposit in any Series Account (as defined in the Existing PSA) maintained for the benefit of any Series or Class of Investor Certificates.

“Holders” means the Certificateholders (as defined in the Pooling and Servicing Agreement).

“Pay Out Event” means with respect to any Series of Investor Certificates, a Pay Out Event (as defined in the Pooling and Servicing Agreement and the applicable Supplement) for such Series.

“Perfection Representations and Warranties” shall mean the representations and warranties set forth below:

(a)      General.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables and the proceeds thereof in favor of the Purchaser and the Trustee as its assignee, which (i) in the case of existing Receivables and the proceeds thereof, is enforceable upon execution of this Agreement against creditors of and purchasers from RPA Seller, or with respect to then existing Receivables in Additional Accounts, as of the applicable Addition Date, and which will be enforceable with respect to Receivables hereafter and thereafter created and the proceeds thereof upon such creation, in each case as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity) and (ii) upon filing of the financing statements described in subparagraph (d) below and, in the case of Receivables hereafter created, upon the creation thereof, will be prior to all other Liens.

(b)      Accounts.  The Receivables constitute “accounts” within the meaning of UCC Section 9-102.

(c)      Creation.  Immediately prior to the conveyance of the Receivables pursuant to this Agreement, the RPA Seller or the Certificate Trust owns and has good and marketable title to the Receivables free and clear of any Lien, claim or encumbrance of any Person.

(d)      Perfection.  RPA Seller has caused or will have caused, within ten days of the Effective Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted by RPA Seller to Purchaser and the Trustee as its assignee under this Agreement in the Receivables arising in the Accounts designated to the Certificate Trust as of the Effective Date, and (if any additional filing is so necessary) within 10 days of the applicable Addition Date, in the case of such Receivables arising in Additional Accounts.

(e)      Priority.  Other than the security interest granted to the Certificate Trust pursuant to the Existing PSA, the RPA Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. RPA Seller has not authorized the filing of and is not aware of any financing statements against RPA Seller that include a description of collateral covering the Receivables other than any financing statement (i) relating to the security interest granted to Certificate Trust under the Existing PSA or (ii) that has been terminated.

(f)      Judgments, Tax Liens.  RPA Seller is not aware of any judgments or tax lien filings against RPA Seller.

“Purchaser Documents” means this Agreement and each other Transaction Document to which Purchaser is a party.

“Purchaser Tangible Equity” means, at any date of determination, an amount equal to:

(a)      the Transferor Interest, plus

(b)      the aggregate amount on deposit in all cash collateral accounts or spread accounts established for the benefit of any Series or Class of Investor Certificates; minus

(c)      the outstanding balance of the Subordinated Note; plus

(d)      the “Purchaser Tangible Equity” or similar amounts for any transactions other than the Pooling and Servicing Agreement to which the Purchaser is a party.

“Rating Agency” means with respect to any Series of Investor Certificates, a “Rating Agency” (as defined in the Pooling and Servicing Agreement) for such Series.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have notified the Transferor, the Servicer and the Trustee in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

“Related Assets” means, with respect to any Receivable, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all amounts received or receivable with respect thereto, all proceeds of such Receivable, all Insurance Proceeds, all Interchange and all Recoveries relating to such Receivable, and all proceeds of the foregoing.

“Removed Account” means each Account removed from the operation of this Agreement.

“Required Purchaser Tangible Equity” means, at any date of determination, the sum of:

(a)      the product of (i) the Transferor Interest, multiplied by (ii) the higher of (A) 3% and (B) the highest required enhancement percentage then in effect for any outstanding Class of Investor Certificates that was rated “BBB” (or an equivalent rating) by any Rating Agency at the time of its issuance, which shall be calculated as the quotient (expressed as a percentage) of (x) the amount of Credit Enhancement (including any cash collateral account, the subordination of other Classes of Investor Certificates or the subordination of other interests in the Receivables) that is available or junior to such

Class in covering Investor Charge Offs allocated to the related Series, divided by (y) the Investor Interest of such Class of Investor Certificates and each other Class of Investor Certificates of such Series that is senior to such Class in covering Investor Charge Offs allocated to the related Series (in each case, without giving effect to any unreimbursed Investor Charge Offs allocated to such Class);

(b)      the aggregate amount on deposit in all cash collateral accounts or spread accounts established for the benefit of any Series or Class of Investor Certificates; plus

(c)      the “Required Purchaser Tangible Equity” or other similar amounts for any transactions other than the Pooling and Servicing Agreement to which the Purchaser is a party.

“RPA Seller Documents” means this Agreement and each other Transaction Document to which RPA Seller is a party.

“Series” means any “Series” (as defined in the Pooling and Servicing Agreement).

“Subordinated Note” means the subordinated note executed by Purchaser in favor of RPA Seller dated as of the date hereof, substantially in the form of Exhibit B hereto.

“Supplement” means any “Supplement” to (and as defined in) the Pooling and Servicing Agreement.

“Transaction Documents” means the “Transaction Documents” (as defined in the Pooling and Servicing Agreement).

Section 1.02.  Other Definitional Provisions.  All terms defined directly or by reference in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (ii) terms defined in Article 9 of the UCC as in effect in the State of Nebraska and not otherwise defined in this Agreement are used as defined in that Article; (iii) any reference to each Rating Agency shall only apply to any specific rating agency if such rating agency is then rating the applicable outstanding Series at the request of the Transferor; (iv) references to any amount as “on deposit” or “outstanding” on any particular date means such amount at the close of business on such day; (v) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (vi) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (vii) the term “including” means “including without limitation”; (viii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to any Person include that Person’s successors and assigns; and (x) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

ARTICLE II

SALE AND CONTRIBUTION OF RECEIVABLES

Section 2.01.  Sales and Contributions.

(a)      In consideration of the membership interest in Purchaser held by RPA Seller, RPA Seller agrees to contribute, and does hereby contribute to Purchaser, and Purchaser agrees to accept, and does hereby accept, from RPA Seller on the Effective Date, $31,377,519.00 of Existing Assets. The Existing Assets not so contributed to Purchaser on the Effective Date are hereby sold, transferred, set over, assigned and otherwise conveyed by RPA Seller to Purchaser for a purchase price to be agreed to by RPA Seller and Purchaser, which purchase price shall be payable on the Effective Date and shall equal the fair market value of the Existing Assets as determined by RPA Seller and Purchaser. The purchase price for the Existing Assets (other than Existing Assets contributed to Purchaser) shall be deemed to be a borrowing under the Subordinated Note. The contribution and sale of the Existing Assets from RPA Seller to Purchaser are subject in each case to any rights in the Existing Assets transferred, assigned, set over or otherwise conveyed to the Trustee pursuant to the Pooling and Servicing Agreement. It is understood and agreed that the obligations of RPA Seller specified herein with respect to the Receivables, including its repurchase obligations under Article VI of this Agreement, shall apply to all Receivables, whether originated before, on or after the Effective Date and whether sold or contributed hereunder. RPA Seller and Purchaser hereby agree that each existing Receivable sold by RPA Seller to the Certificate Trust pursuant to the Pooling and Servicing Agreement before the Effective Date shall be deemed to have been sold by RPA Seller to Purchaser on the date on which it was so sold to the Certificate Trust.

(b)      RPA Seller hereby transfers, assigns, sets over and otherwise conveys to Purchaser without recourse (except as expressly provided herein), and Purchaser purchases and/or accepts as a capital contribution, as applicable, from RPA Seller, all of RPA Seller’s right, title and interest in and to the Receivables arising from time to time in the Accounts and Related Assets with respect thereto (other than the Existing Assets); provided, however, that Principal Receivables originated after the occurrence of an Insolvency Event with respect to RPA Seller or Purchaser shall not be conveyed hereunder.

(c)      RPA Seller agrees (i) to record and file, at its own expense, financing statements (and continuation statements and amendments when applicable) with respect to the Receivables now existing and hereafter created, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the conveyance of the Receivables and the Related Assets to Purchaser and the first priority nature of Purchaser’s interest in the Receivables and the Related Assets and (ii) to deliver a file-stamped copy of such financing statements and amendments or other evidence of such filings to Purchaser and Trustee (which evidence may, for purposes of this Section 2.01, consist of telephone confirmation of such filing to Purchaser and Trustee, followed by delivery of a file stamped copy to Trustee with a copy to Purchaser as soon as is practicable after filing) on or prior to the Effective Date, and in the case of any continuation statements or amendments filed pursuant to this Section 2.01, as soon as practicable after receipt thereof by RPA Seller.

(d)      RPA Seller further agrees, at its own expense, (i) on or prior to (A) the Effective Date, in the case of any Accounts designated to the Certificate Trust prior to such date (and not subsequently removed), (B) the applicable Addition Date, in the case of Additional Accounts and (C) the applicable Removal Date, in the case of Removed Accounts, to indicate in its appropriate computer files that Receivables created in connection with the Accounts (other than Removed Accounts) have been sold to Purchaser pursuant to this Agreement and transferred by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement for the benefit of the Holders by identifying such Accounts in the Pool Index File with the designation “S” (or, in the case of Removed Accounts, deleting such code) and (ii) on or prior to the Effective Date to deliver to Purchaser and Trustee a computer file or microfiche list specifying for each such Account designated to the Certificate Trust prior to such date (and not subsequently removed), as of the most recent calendar month end, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account (the “Account Schedule”). The Account Schedule shall be supplemented from time to time to reflect Additional Accounts and Removed Accounts. Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, RPA Seller further agrees not to alter such code during the term of this Agreement unless and until (x) such Account becomes a Removed Account or (y) RPA Seller shall have delivered to Purchaser and Trustee at least thirty (30) days’ prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the respective interests of Purchaser and Trustee in the Receivables and other Related Assets to continue to be perfected with the priority required by this Agreement and the Pooling and Servicing Agreement, respectively.

(e)      It is the intention of the parties hereto that the conveyances of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser as provided in this Section 2.01 be, and be construed as, absolute sales or capital contributions, including for accounting purposes, without recourse except as explicitly provided herein, of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser. Furthermore, it is not intended that such conveyance be deemed a pledge of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser to secure a debt or other obligation of RPA Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.01 is determined to be a transfer for security, then this Agreement shall be deemed to be a security agreement and RPA Seller hereby grants to Purchaser a security interest in all of RPA Seller’s right, title and interest in and to the Existing Assets, the Receivables and the other Related Assets.

Section 2.02.  Addition of Additional Accounts.

 (a)       Required Additions.  If Purchaser is required, pursuant to Section 2.06 of the Pooling and Servicing Agreement, to designate additional Eligible Accounts as Additional Accounts, Purchaser shall so notify RPA Seller. RPA Seller shall designate such Eligible Accounts as Additional Accounts and shall convey Receivables in such Additional Accounts to Purchaser, subject to the same qualifications and restrictions as are set forth in Section 2.06 of the Pooling and Servicing Agreement with respect to Purchaser; provided, however, that the failure of RPA Seller to transfer Receivables to Purchaser as provided in this paragraph solely as a result of the unavailability of a sufficient amount of Eligible Receivables shall not constitute a breach of this Agreement. Such Accounts shall be limited to Accounts originated by RPA Seller and created in connection with the Cabela’s card program unless the Purchaser shall have received written confirmation from each Rating Agency that such designation will not result in a downgrade or withdrawal of its then exiting rating of any outstanding Series of Investor Certificates.

 (b)       Permitted Additions.   Subject to the restrictions and qualifications set forth in Section 2.06 of the Pooling and Servicing Agreement, Purchaser shall exercise its rights to designate additional Eligible Accounts as Additional Accounts when requested to do so by RPA Seller. Such Accounts shall be limited to Accounts originated by RPA Seller and created in connection with the Cabela’s card program unless the Purchaser shall have received written confirmation from each Rating Agency that such designation will not result in a downgrade or withdrawal of its then exiting rating of any outstanding Series of Investor Certificates.

 (c)       Delivery of Documents.  RPA Seller agrees to provide to Purchaser such information, certificates, financing statements, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.06 of the Pooling and Servicing Agreement with respect to Additional Accounts, including (i) the computer file, microfiche list or written list required to be delivered with respect to such Additional Accounts and (ii) a duly executed, written assignment, substantially in the form of Exhibit A (the “Supplemental Conveyance”).

 (d)       Representations and Warranties.  In connection with the designation of any Eligible Account as an Additional Account, RPA Seller shall represent and warrant that:

(i)      each Additional Account is, as of the Addition Date, an Eligible Account, and each Receivable in such Additional Account is, as of the Addition Date, an Eligible Receivable; no selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser, any Credit Enhancement Provider or the Investor Certificateholders were utilized in selecting the Additional Accounts from the available Eligible Accounts from the Bank Portfolio; and that as of the Addition Date, RPA Seller is not insolvent; and

(ii)      as of the Addition Date, the Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in and to the Receivables and the Related Assets then existing and thereafter created from time to time in the Additional Accounts, and such property will be held by Purchaser free and clear of any Lien.

Section 2.03.  Removal of Accounts.    Purchaser may remove Accounts from the Certificate Trust in accordance with Section 2.07 of the Pooling and Servicing Agreement. RPA Seller agrees to provide to Purchaser such information, certificates, financing statements, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.07 of the Pooling and Servicing Agreement with respect to the removal of Accounts.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01.  Purchase Price.

 (a)       The “Purchase Price” for the Receivables (including Receivables in Additional Accounts) to be conveyed to Purchaser under this Agreement that come into existence on or after the Effective Date shall be payable on each Business Day on which such Receivables are conveyed by RPA Seller to Purchaser in an amount equal to 100% of the Principal Receivables so conveyed, as such percentage may be adjusted from time to time to reflect such factors as RPA Seller and Purchaser mutually agree will result in a Purchase Price which is determined to be the fair market value of such Principal Receivables. If and to the extent that Purchaser shall not have funds available to pay RPA Seller the Purchase Price for the Receivables transferred on any day, an amount equal to the portion of the Purchase Price for such Receivables for which Purchaser shall not have funds shall be deemed to be a borrowing by Purchaser from RPA Seller under the Subordinated Note; provided, that RPA Seller may, in its discretion, contribute Receivables on any Business Day and direct that the Purchase Price of such Receivables shall constitute a capital contribution from RPA Seller to Purchaser; provided, further, that no borrowing may be made under the Subordinated Note if, after giving effect to such borrowing Purchaser Tangible Equity would be less than Required Purchaser Tangible Equity.

 (b)       RPA Seller is hereby authorized by Purchaser to endorse on the schedule attached to the Subordinated Note (or a continuation of such schedule attached thereto and made a part thereof) an appropriate notation evidencing the date and amount of each borrowing thereunder, as well as the date and amount of each payment made with respect thereto; provided that the failure of any Person to make such a notation shall not affect any obligations of Purchaser thereunder.

 (c)       The terms and conditions of the Subordinated Note and all borrowings thereunder shall be as follows:

(i)       All amounts paid by Purchaser with respect to the Subordinated Note shall be allocated first to the repayment of accrued interest until all such interest is paid, and then to outstanding principal of the Subordinated Note.

(ii)      The outstanding principal amount of the Subordinated Note shall bear interest at a fixed rate per annum of 10% from the Effective Date, calculated based on a 360-day year of twelve 30-day months, or such other rate as shall be agreed upon by RPA Seller and Purchaser from time to time (any such rate, the “Subordinated Note Rate”). Interest on the Subordinated Note shall be payable on March 17, 2003 and the 15th day of each calendar month thereafter, or if the 15th day is not a Business Day, the next Business Day (each such date, an “Interest Payment Date”). If on any Interest Payment Date, the amount of funds available to pay interest on the Subordinated Note is insufficient to pay any amount due under the Subordinated Note, then interest shall be payable only to the extent funds are available. All interest on the Subordinated Note that is not paid when due pursuant to this paragraph shall be payable on the next Interest Payment Date on which funds are available, and all such unpaid interest shall accrue interest at the Subordinated Note Rate until paid in full.

(iii)     Purchaser may, at its option, prepay the Subordinated Note at any time and from time to time, provided that in no event shall RPA Seller or any holder of the Subordinated Note have any right to demand any payment of principal under the Subordinated Note prior to the date that is one year and one day after the latest occurring Series Termination Date for any Series of Investor Certificates (the “Subordinated Note Maturity Date”).

(iv)     The Subordinated Note shall specifically provide that it is subordinated to payment in full of the Certificates.

Section 3.02.  Adjustments to Purchase Price.    During any Monthly Period, if (a) Servicer adjusts downward the amount of any Receivable (i) because of a rebate, refund, charge-back or other downward adjustment (including Servicer errors) made without receiving Collections therefor or charging off such amount as uncollectible, (ii) because such Receivable was created in respect of merchandise which was refused or returned by an accountholder or as to which the accountholder has asserted a counterclaim or defense, or (iii) which was credited pursuant to a debt deferral or debt cancellation program and not recovered during the Monthly Period from Collections from Insurance Proceeds or reserves funded by fees generated through such programs; or (b) any Principal Receivable is discovered by Servicer as having been created through a fraudulent or counterfeit charge, then the Purchase Price shall be reduced as provided below (a “Credit Adjustment”). The amount of such Credit Adjustment with respect to any Receivable adjusted downward as described in clause (a) of the preceding sentence, shall be equal to the amount of such adjustment and, with respect to any Receivable described in clause (b) of the preceding sentence, shall equal either (i) the Purchase Price paid for such

Receivable by Purchaser to RPA Seller (including any portion thereof deemed to be a borrowing under the Subordinated Note or deemed to be a capital contribution from RPA Seller to Purchaser) or (ii) in the case of any Receivable that was deemed to have been sold to Purchaser by RPA Seller prior to the Effective Date, the principal balance of such Receivable. The amount of any Credit Adjustment may be offset against any amounts due from Purchaser to RPA Seller on such day, provided that, subject to the following proviso, RPA Seller shall not be obligated to make any cash payment with respect to a Credit Adjustment until the Distribution Date following the Monthly Period in which such Credit Adjustment arose; provided, further, that if, as a result of the occurrence of any event giving rise to a Credit Adjustment, Purchaser is required to deposit funds into the Principal Account, RPA Seller shall pay Purchaser the amount by which the Purchase Price would be reduced in immediately available funds on or before the date Purchaser is required to make such deposit to the Principal Account.

Section 3.03.  Settlement and Ongoing Payment of Purchase Price.    On each Distribution Date, RPA Seller shall deliver a settlement statement (the “Settlement Statement”), showing the aggregate Purchase Price of Receivables conveyed to Purchaser during the prior Monthly Period (or, with respect to the first Distribution Date following the Effective Date, the period from and including the Effective Date through the last day of the calendar month preceding such Distribution Date), and the amount which remains unpaid as Credit Adjustments made with respect to such period pursuant to Section 3.02 or any adjustment to the Purchase Price of Receivables with respect to such period pursuant to Section 6.01, each of which shall reduce the aggregate Purchase Price payable by Purchaser for such period. Any balance due from Purchaser to RPA Seller shall be paid in accordance with Section 3.01. Any balance due from RPA Seller to Purchaser shall be paid in immediately available funds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of RPA Seller Relating to RPA Seller.

 (a)        Representations and Warranties.    RPA Seller hereby represents and warrants to Purchaser as of the Effective Date, each Closing Date, and, with respect to Additional Accounts, the related Addition Date, that:

(i)      Organization and Good Standing.    RPA Seller is a national banking association validly existing in good standing under the laws of the United States, and has full corporate power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and to execute, deliver and perform its obligations under the RPA Seller Documents.

(ii)      Due Qualification.  RPA Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or obtain licenses and approvals would render any Credit Card Agreement relating to an Account owned by RPA Seller or any Receivables transferred to Purchaser hereunder unenforceable by RPA Seller or Purchaser or would have a material adverse effect on the interests of the Purchaser, the Holders or any Credit Enhancement Provider.

(iii)      Due Authorization.  The execution, delivery and performance of the RPA Seller Documents and any other document or instrument delivered pursuant hereto (such other documents or instruments, collectively, the “Conveyance Papers”), the consummation of the transactions provided for in the RPA Seller Documents have been duly authorized by all necessary corporate action on the part of RPA Seller and the RPA Seller Documents will remain, from the time of their execution, official records of the RPA Seller.

(iv)      No Conflict.    The execution and delivery of the RPA Seller Documents by RPA Seller, the performance of the transactions contemplated by the RPA Seller Documents, and the fulfillment of the terms of the RPA Seller Documents applicable to RPA Seller will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which RPA Seller is a party or by which it or any of its properties are bound.

(v)       No Violation.   The execution, delivery and performance of the RPA Seller Documents and the fulfillment of the terms hereof and thereof will not conflict with or violate any Requirements of Law applicable to RPA Seller.

(vi)      No Proceedings.    There are no proceedings or investigations pending or, to the best knowledge of RPA Seller, threatened against it, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of any RPA Seller Document, (B) seeking to prevent the consummation of any of the transactions contemplated by the RPA Seller Documents, (C) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance by RPA Seller of its obligations under any RPA Seller Document, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of any RPA Seller Document or (E) seeking to affect adversely the income tax attributes of the Certificate Trust under Federal or applicable state income or franchise tax systems.

(vii)     Deposit Accounts.   Deposits in RPA Seller’s deposit accounts are insured by the FDIC to the limits provided by law.

(viii)    All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority required in connection with the execution and delivery by RPA Seller of the RPA Seller Documents and the performance of the transactions contemplated by the RPA Seller Documents by RPA Seller have been obtained, effected or given and are in full force and effect.

(ix)     Insolvency.  RPA Seller is not insolvent, no Insolvency Event with respect to RPA Seller has occurred, and the transfer of the Trust Assets, the Existing Assets, the Receivables and Related Assets by it to Purchaser contemplated hereby has not been made in contemplation of such insolvency or Insolvency Event.

(x)      Location.  RPA Seller’s place of operations is Sidney, Nebraska and there is no pending filing by RPA Seller to change its place of operations.

  (b)      Notice of Breach; Reliance.  The representations and warranties of RPA Seller set forth in this Section 4.01 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Certificate Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties set forth in this Section 4.01, the party discovering such breach shall give prompt written notice to the other, to the Trustee and to each Credit Enhancement Provider, if any, entitled thereto pursuant to the relevant Supplement. RPA Seller agrees to cooperate with Purchaser, Servicer and Trustee in attempting to cure any such breach. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement.

Section 4.02.  Representations and Warranties of RPA Seller Relating to the RPA Seller Documents and the Receivables.

  (a)      Representations and Warranties.    RPA Seller hereby represents and warrants to Purchaser as of the Effective Date, each Closing Date, and, with respect to Additional Accounts, as of the related Addition Date that:

(i)      Enforceability.    Each RPA Seller Document and, in the case of Additional Accounts, the related Supplemental Conveyance, when executed and delivered on behalf of RPA Seller, constitutes a legal, valid and binding obligation of RPA Seller, enforceable against RPA Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect and by general principles of equity (whether considered in a suit at law or in equity).

(ii)     Accurate Account Schedule.  As of the Effective Date, as of each Addition Date with respect to Additional Accounts, and as of each Removal Date with respect to Removed Accounts, the Account Schedule delivered pursuant to this Agreement, as supplemented to such date, is an accurate and complete listing in all material respects of all the Accounts as of each such date (or, with respect to the Account Schedule delivered on the Effective Date, as of the most recent month end) and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of such specified date.

(iii)     No Liens.  RPA Seller is the legal and beneficial owner of all right, title and interest in each Receivable and RPA Seller has the full right, power and authority to transfer the Receivables pursuant to this Agreement, and each Receivable conveyed to Purchaser by RPA Seller has been conveyed to Purchaser free and clear of any Lien and in compliance, in all material respects, with all Requirements of Law applicable to the RPA Seller.

(iv)     Consents.  All approvals, licenses, authorizations, consents, orders or other actions of any Person or registrations or declarations with any Governmental Authority required in connection with the conveyance of each Receivable then existing to Purchaser by RPA Seller have been duly obtained, effected or given and are in full force and effect.

(v)      Valid Transfer.    This Agreement or, in the case of Additional Accounts, the related Supplemental Conveyance, upon execution and delivery on behalf of RPA Seller, constitutes a valid sale, transfer and assignment to Purchaser of all right, title and interest of RPA Seller in and to the Existing Assets, the Receivables and the Related Assets and such sale is perfected under the UCC.

(vi)     Eligible Accounts.    With respect to each Account which is an Account as of the Effective Date, such Account is an Eligible Account, determined as of the Cut-Off Date with respect to the initial Accounts and as of the related Addition Date with respect to each Additional Account.

(vii)    Eligible Receivables.    On the date each Account became an Account (or each Additional Account becomes an Account,) each Receivable contained in such Account (or Additional Account) was (or is) an Eligible Receivable; and, with respect to all Accounts, as of the date of the creation of any new Receivable, such Receivable is an Eligible Receivable.

(viii)   No Adverse Selection.  No selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser, any Credit Enhancement Provider or the Investor Certificateholders were used in selecting the Accounts from the available Eligible Accounts.

(ix)     Subsequent Receivables.     On each day on which any new Receivable is created, RPA Seller represents and warrants to the Purchaser that the representations and warranties made in Section 4.02(a)(i), (iii), (iv), (v) and (vii) and 4.02(b) are true and correct with respect to each such Receivable as of such day of creation and as if made on such day, and each such Receivable created on such day has been conveyed to Purchaser in compliance, in all material respects, with all Requirements of Law applicable to RPA Seller.

 (b)        Perfection Representations and Warranties.  RPA Seller hereby makes the Perfection Representations and Warranties to the Purchaser. The rights and remedies with respect to any breach of the Perfection Representations and Warranties made under this Section 4.02(b) shall be continuing and shall survive any termination of this Agreement. Purchaser shall not waive a breach of any Perfection Representation and Warranty. In order to evidence the interests of RPA Seller and Purchaser under this Agreement, RPA Seller and Servicer shall, from time to time take such action, and execute and deliver such instruments (including, without limitation, such actions or filings as are requested by Purchaser and financing statements under the UCC as enacted and then in effect in any other jurisdiction in which RPA Seller is organized, has its principal place of business or maintains any books, records, files or other information concerning the Receivables) in order to maintain and perfect, as a first priority interest, the Purchaser’s security interest in the Receivables. RPA Seller hereby authorizes Servicer to file financing statements under the UCC without RPA Seller’s signature where allowed by applicable law.

 (c)        Notice of Breach; Reliance.  The representations and warranties of RPA Seller set forth in this Section 4.02 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Certificate Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by RPA Seller set forth in this Section 4.02, the party discovering such breach shall give prompt written notice to the other, to the Trustee and to each Credit Enhancement Provider, if any, entitled thereto pursuant to the relevant Supplement. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement. RPA Seller agrees to cooperate with Purchaser, Servicer and Trustee in attempting to cure any such breach.

Section 4.03.  Representations and Warranties of Purchaser.

 (a)        Representations and Warranties.    As of the Effective Date and each Closing Date, Purchaser hereby represents and warrants to, and agrees with, RPA Seller that:

 (i)      Organization and Good Standing.  Purchaser is a limited liability company validly existing in good standing under the laws of the State of Nebraska and has full power and authority to own its properties and conduct its business as presently owned and conducted and to execute, deliver and perform its obligations under the Purchaser Documents.

(ii)      Due Authorization.  The execution and delivery of the Purchaser Documents and the consummation of the transactions provided for in the Purchaser Documents have been duly authorized by Purchaser by all necessary limited liability company action on the part of Purchaser.

(iii)     No Conflict.     The execution and delivery of the Purchaser Documents, the performance of the transactions contemplated by the Purchaser Documents, and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.

(iv)     No Violation.    The execution, delivery and performance of the Purchaser Documents by Purchaser and the fulfillment by Purchaser of the terms contemplated herein and therein will not conflict with or violate any Requirements of Law applicable to Purchaser.

(v)      No Proceedings.     There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of any Purchaser Document, (B) seeking to prevent the consummation of any of the transactions contemplated by the Purchaser Documents, (C) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under any Purchaser Document or (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of any Purchaser Document.

(vi)     All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority required in connection with the execution and delivery by Purchaser of the Purchaser Documents, the performance by Purchaser of the transactions contemplated by the Purchaser Documents and the fulfillment by Purchaser of the terms hereof and thereof, have been obtained, effected or given and are in full force and effect.

  (b)      Notice of Breach.  The representations and warranties of Purchaser set forth in this Section 4.03 shall survive the transfer and assignment by RPA Seller of the Existing Assets to Purchaser. RPA Seller and Purchaser acknowledge and agree that no breach of any representation or warranty of Purchaser made hereunder shall invalidate any conveyance of Existing Assets made by RPA Seller hereunder. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by Purchaser set forth in this Section 4.03, the party discovering such breach shall give prompt written notice to the other, to the Trustee and to each Credit Enhancement

Provider, if any, entitled thereto pursuant to the relevant Supplement. Purchaser agrees to cooperate with RPA Seller, Servicer and Trustee in attempting to cure any such breach. For purposes of the representations and warranties set forth in this Section 4.03, each reference to a Supplement shall be deemed to refer only to those Supplements in effect as of the relevant date.

ARTICLE V

RPA SELLER COVENANTS

RPA Seller hereby covenants and agrees with Purchaser as follows:

(a)      Receivables Not To Be Evidenced by Promissory Notes.  RPA Seller will take no action to cause any Receivable transferred by it pursuant hereto to be evidenced by any “instrument” (as defined in the UCC) or to be anything other than an “account” (as defined in the UCC) and, if any such Receivable is so evidenced (whether or not in connection with the enforcement or collection of an Account), it shall be an Ineligible Receivable in accordance with Section 6.01.

(b)      Security Interests.  Except for the conveyances hereunder or as otherwise provided herein, RPA Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist, any Lien on any Receivable, whether now existing or hereafter created, or any interest therein; RPA Seller will immediately notify Purchaser of the existence of any Lien on any Receivable of which RPA Seller has knowledge; and RPA Seller shall defend the right, title and interest of Purchaser and its assigns in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties.

(c)      Delivery of Collections or Recoveries.  If RPA Seller receives Collections or Recoveries, RPA Seller agrees to pay to Purchaser (or the Servicer if Purchaser so directs) all such Collections and Recoveries as soon as practicable after receipt thereof but in no event later than two Business Days after the Date of Processing by RPA Seller, provided that for so long as RPA Seller is acting as Servicer pursuant to the Pooling and Servicing Agreement, RPA Seller shall apply Collections and Recoveries received by it in accordance with the Pooling and Servicing Agreement.

(d)      Notice of Liens.    RPA Seller shall notify Purchaser promptly after becoming aware of any Lien on any Receivable other than the conveyances hereunder or under the Pooling and Servicing Agreement.

(e)      Documentation of Transfer.  RPA Seller shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering ownership interest in the Existing Assets, the Receivables and Related Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of

Purchaser hereunder to the Existing Assets, the Receivables and the Related Assets. RPA Seller shall deliver to the Trustee file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. RPA Seller shall cooperate fully with the Servicer and the Trustee in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection (e).

(f)      Opinions.  RPA Seller will deliver to the Purchaser with a copy to the Trustee: (i) upon each date that any Additional Accounts are to be included in the Accounts pursuant to Section 2.02, an Opinion of Counsel substantially in the form of Exhibit C; and (ii) on or before March 31 of each year, beginning with March 31, 2003, an Opinion of Counsel, substantially in the form of Exhibit D.

(g)      Conveyance of Accounts.  RPA Seller covenants and agrees that it will not convey, assign, exchange or otherwise transfer the Accounts to any Person so long as any Investor Certificates are outstanding under the Pooling and Servicing Agreement; provided, however, that RPA Seller shall not be prohibited from conveying, assigning, exchanging or otherwise transferring the Accounts in connection with a transaction complying with the provisions of Section 9.05.

(h)      Sale.  RPA Seller agrees to treat the conveyance of the Receivables to Purchaser hereunder as a sale for all purposes (including all tax and financial accounting purposes).

(i)      Continuous Perfection.  RPA Seller shall not change its name, identity, structure, place of operations or main office in any manner that might cause any financing or continuation statement filed pursuant to this Agreement to be misleading unless RPA Seller shall have delivered to Purchaser, each Credit Enhancement Provider and the Trustee at least thirty (30) days’ prior written notice thereof and, no later than thirty (30) days after making such change, shall have taken all action necessary or advisable to file new appropriate financing statements and/or amend such financing statement or continuation statement so that it is not misleading, in either case, as necessary to cause the interest of the Purchaser in the Receivables, the other Existing Assets and the other Related Assets to continue to be perfected with the priority required by this Agreement. RPA Seller shall not change the jurisdiction under whose laws it is organized, its chief executive office or change the location of its principal records concerning the Receivables or the Collections unless it has delivered to Purchaser, each Credit Enhancement Provider and the Trustee at least thirty (30) days’ prior written notice of its intention to do so and notice as to whether, as a result of such change, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and has filed such amendments or financing statements and otherwise taken action as is necessary or advisable to cause the interest of Purchaser in the Receivables, the other Existing Assets and the other Related Assets to continue to be perfected with the priority required by this Agreement.

(j)      Credit Card Agreements and Guidelines.  RPA Seller shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines and all applicable rules and regulations of VISA USA, Inc. and MasterCard International Incorporated except insofar as any failure to comply or perform would not materially or adversely affect the rights and interests of the Purchaser, the Trustee or the Certificateholders under the Investor Certificates or any other Transaction Documents. Except as expressly provided in any Supplement, RPA Seller may change the terms and provisions of the Credit Card Agreements or the Credit Card Guidelines in any respect (including, without limitation, the reduction of the required minimum monthly payment, the calculation of the amount, or the timing, of charge offs and Periodic Finance Charges and other fees assessed thereon), but only if such change (i) would not, in the reasonable belief of RPA Seller, cause a Pay Out Event to occur, and (ii) is made applicable to the comparable segment of the revolving credit card accounts owned and serviced by RPA Seller which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship or other agreement between RPA Seller and an unrelated third party or by the terms of the Credit Card Agreements; provided, however, that for purposes of RPA Seller’s debt deferral and debt cancellation programs, the requirements of clause (ii) shall be deemed to be satisfied if the opportunity to initiate the change is made available to a substantial portion of the comparable segment of the revolving credit card accounts owned and serviced by RPA Seller which have characteristics the same as, or substantially similar to, the Accounts to which such opportunity is made available. In addition, except as otherwise required by any Requirement of Law, RPA Seller shall not at any time reduce the Periodic Finance Charges assessed on any Receivable or other fees or charges on any Account if, as a result of such reduction, RPA Seller’s reasonable expectation is that the Quarterly Excess Spread Percentage as of any future date would be less than 2.50% unless such reduction is made applicable to the comparable segment of the consumer revolving credit accounts owned and serviced by RPA Seller that have characteristics the same as, or substantially similar to, the Accounts that are subject to such change.

(k)      Insured Status Under the FDIA.  RPA Seller shall preserve its status as an insured bank under the FDIA by insuring its deposits with the FDIC in accordance with the provisions of the FDIA and FDIC regulations.

(l)      Separate Corporate Existence.  RPA Seller hereby acknowledges that the Trustee, the Certificate Trust, each Credit Enhancement Provider and the Holders are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon Purchaser’s identity as a legal entity separate from RPA Seller, the Servicer and any other Person. Therefore, RPA Seller shall take all reasonable steps to maintain its existence as a corporation separate and apart from Purchaser and to make it apparent to third parties that RPA Seller is an entity with assets and liabilities distinct from those of Purchaser and that Purchaser is not a division of RPA Seller.

(m)    Account Allocations.  In the event that RPA Seller is unable for any reason to transfer Receivables to the Purchaser in accordance with the provisions of this

Agreement (including, without limitation, by reason of the application of the provisions of Section 8.02 or an order by any federal governmental agency having regulatory authority over RPA Seller or any court of competent jurisdiction that RPA Seller not transfer any additional Principal Receivables to the Purchaser) then, in any such event, RPA Seller agrees to allocate and pay to the Purchaser, after the date of such inability, all Collections with respect to Principal Receivables previously sold to Purchaser. If RPA Seller is unable pursuant to any Requirement of Law to allocate Collections as described above, RPA Seller agrees that it shall in any such event allocate, after the occurrence of such event, payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account and to have such payments applied as Collections in accordance with the Transaction Documents. The parties hereto agree that Finance Charge Receivables, whenever created, accrued in respect of Principal Receivables that have been conveyed to the Purchaser shall continue to be owned by Purchaser or its assignee notwithstanding any cessation of the transfer of additional Principal Receivables to the Purchaser and Collections with respect thereto shall continue to be allocated and paid in accordance with the Transaction Documents.

(n)        Official Records.  The resolutions of the Board of Directors of RPA Seller approving each of the Transaction Documents and all documents relating thereto are and shall be continuously reflected in the minutes of the Board of Directors of RPA Seller and in the official records of RPA Seller. Each of the Transaction Documents and all documents relating thereto are and shall, continuously from the time of their respective execution by RPA Seller, be official records of RPA Seller.

(o)        RPA Seller Covenants.  RPA Seller shall deliver to Purchaser:

(i)      within sixty (60) days after the end of each quarterly fiscal period in its fiscal year, copies of its unconsolidated financial statements, certified as complete and correct, subject to normal changes resulting from year-end audit adjustments, by its chief financial officer;

(ii)     within ninety (90) days after the end of its fiscal year, copies of consolidated financial statements for such year, certified by independent accountants of nationally recognized standing selected by it or, if no such unconsolidated certified financial statements are prepared, the consolidated financial statements of the parent of such party certified by independent accountants of nationally recognized standing selected by it;

(iii)     promptly upon a Responsible Officer’s becoming aware thereof, written notice of material changes in the terms of the Accounts or servicing and collection policies of Servicer which may reasonably be expected to have a material adverse effect on the interests of Purchaser and its assignees; and

(iv)     promptly upon a Responsible Officer’s becoming aware thereof, written notice of material litigation or regulatory action which is commenced against RPA Seller which may reasonably be expected to have a material adverse effect on the interests of Purchaser or its assignees.

(p)        Interchange.  On or prior to each Determination Date, RPA Seller shall notify Servicer of the amount of Interchange allocable to the Accounts with respect to the related Monthly Period (“Account Interchange Amount”), which amount shall be equal to the product of:

(i)      the total amount of Interchange paid or payable to RPA Seller with respect to such related Monthly Period; and

(ii)     a fraction the numerator of which is the volume during the related Monthly Period of sales net of cash advances on the Accounts and the denominator of which is the amount of sales net of cash advances during the related Monthly Period on all VISA and MasterCard accounts owned by RPA Seller.

On each Transfer Date, RPA Seller shall pay to Purchaser, in immediately available funds, an amount equal to the Account Interchange Amount for the related Monthly Period.

(q)        Other Transfers of Receivables.  RPA Seller shall not (i) enter into any other receivables purchase agreement relating to the sale of credit card receivables arising under accounts owned by RPA Seller with the Transferor, or (ii) permit any additional party to become a transferor under this Agreement, in either event without giving prior written notice to and receiving prior written consent of each Rating Agency.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01.  Reassignment of Ineligible Receivables.    If (a) any representation or warranty under Section 2.02(d) or Section 4.02 is not true and correct in any material respect as of the date specified therein with respect to any Receivable or any related Account or (b) any representation or warranty made by RPA Seller pursuant to Section 2.04 of the Existing PSA is not true and correct in any material respect as of the date specified therein with respect to any Receivable transferred to the Certificate Trust prior to the Effective Date or any related Account and, in either case, as a result thereof Purchaser is required to accept a reassignment of Ineligible Receivables pursuant to Section 2.04(d) of the Pooling and Servicing Agreement, RPA Seller shall pay to Purchaser an amount in cash equal to either (i) the Purchase Price paid for any such Ineligible Receivable by Purchaser to RPA Seller (including any portion thereof deemed to be a borrowing under the Subordinated Note or deemed to be a capital contribution from RPA Seller to Purchaser) less any amounts previously collected by Purchaser with respect to such Receivable or (ii) in the case of any Receivable that was deemed to have been sold to Purchaser by RPA Seller prior to the Effective Date, the principal balance of such Receivable. Such amount may be offset against any amounts due from Purchaser to RPA Seller with respect to the

Purchase Price for Receivables sold to Purchaser on such day; provided that RPA Seller shall not be obligated to make any such cash payment until the Transfer Date following a Monthly Period with respect to amounts owing for such Monthly Period in accordance with Section 3.03. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections with respect to such Receivables or failure to meet the conditions set forth in the definition in the Pooling and Servicing Agreement of Eligible Receivable with respect to such Receivable available to Purchaser.

Section 6.02.  Reassignment of Holders’ Interest in Trust Portfolio.    If (a) any representation or warranty set forth in Section 4.01(a) or Section 4.02 is not true and correct in any material respect or (b) any representation or warranty made by RPA Seller pursuant to Section 2.04(a) or subsection 2.06(c)(iv) of the Existing PSA with respect to any Receivable transferred to the Certificate Trust prior to the Effective Date or any related Account is not true and correct in any material respect and, in either case, as a result thereof Purchaser is required to accept a reassignment of the Receivables transferred to the Certificate Trust by Purchaser pursuant to Section 2.04(e) of the Pooling and Servicing Agreement, RPA Seller shall be obligated to accept a reassignment of Purchaser’s interest in such Receivables on the terms set forth below.

RPA Seller shall pay to Purchaser by depositing in the Collection Account in same-day funds, not later than 10:00 a.m., New York City time, on the Transfer Date following the Monthly Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the Portfolio Reassignment Price. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections available to Purchaser.

Section 6.03.  Conveyance of Reassigned Receivables.    Upon the request of RPA Seller, Purchaser shall execute and deliver to RPA Seller a reconveyance substantially in such form and upon such terms as shall be acceptable to RPA Seller, pursuant to which Purchaser evidences the conveyance to RPA Seller of all of Purchaser’s right, title, and interest in any Receivables reconveyed to RPA Seller pursuant to Sections 6.01 and 6.02. Purchaser shall and shall cause Trustee to execute such other documents or instruments of conveyance or take such other actions as RPA Seller may reasonably require to effect any repurchase of Receivables pursuant to this Article VI.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01.  Conditions to Purchase.  The obligations of Purchaser to make its initial purchase of Receivables hereunder shall be subject to RPA Seller delivering to Purchaser on or before the Effective Date such documents, certificates and resolutions that Purchaser is required to deliver to the Trustee, any Credit Enhancement Provider or any Rating Agency in connection with the amendment and restatement of the Pooling and Servicing Agreement on the date of this Agreement.

Section 7.02.  Conditions to Purchaser’s Obligations Regarding Additional Receivables.  The obligations of Purchaser to purchase any Receivables created on or after the Effective Date shall be subject to the satisfaction of the following conditions:

(a)      All representations and warranties of RPA Seller contained in the Transaction Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such purchase;

(b)      All information concerning any Account to which such Receivables relate provided to Purchaser shall be true and correct in all material respects as of the date of such purchase; and

(c)      RPA Seller shall have recorded and filed, at its expense, any UCC-1 or other financing statement as required as of the date of such purchase pursuant to Section 2.01(c).

Section 7.03.  Conditions Precedent to Obligations of RPA Seller.  The obligations of RPA Seller to sell on any date Receivables shall be subject to the satisfaction of the following conditions:

(a)      All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such sale; and

(b)      Payment or provision for payment of the Purchase Price in accordance with the provision of Sections 3.01, 3.02 and 3.03 hereof shall have been made.

ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.01.  Term.  This Agreement shall commence as of the date of execution and delivery hereof and shall continue until the termination of the Certificate Trust as provided in Article XII of the Pooling and Servicing Agreement.

Section 8.02.  Purchase Termination.  If an Insolvency Event shall occur with respect to RPA Seller or Purchaser, then RPA Seller shall immediately cease to transfer Principal Receivables to Purchaser and shall promptly give notice to Purchaser and Trustee of such Insolvency Event. Notwithstanding any cessation of the transfer to Purchaser of additional Principal Receivables, Principal Receivables transferred to Purchaser prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge Receivables whenever created, accrued in respect of such Principal Receivables, shall continue to be property of Purchaser transferable by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01.  Amendment.  This Agreement and any Conveyance Papers and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and RPA Seller in accordance with this Section 9.01. This Agreement and any Conveyance Papers may be amended from time to time by Purchaser and RPA Seller (a) to cure any ambiguity, (b) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any Conveyance Papers, (c) to add any other provisions with respect to matters or questions arising under this Agreement or any Conveyance Papers that shall not be inconsistent with the provisions of this Agreement or any Conveyance Papers, (d) to change or modify the Purchase Price, (e) to change, modify, delete or add any other obligation of RPA Seller or Purchaser and (f) to provide for the transfer by RPA Seller or Purchaser of its interest in and to all or part of the Accounts in accordance with the provisions of the Pooling and Servicing Agreement (if such transfer is for less than all of the Accounts, the respective rights, duties and obligations of Purchaser, RPA Seller and Servicer will be determined at the time of such transfer); provided that no amendment pursuant to clause (d) or (e) of this Section 9.01 shall be effective unless the Rating Agency Condition has been satisfied; and provided, further, that no amendment made pursuant to this Section 9.01 shall adversely affect in any material respect the interests of any Holders or any Credit Enhancement Provider. Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement. A copy of any amendment to this Agreement shall be sent to Trustee, each Credit Enhancement Provider and each Rating Agency.

Section 9.02.  GOVERNING LAW.  THIS AGREEMENT AND THE CONVEYANCE PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEBRASKA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.03.  Notices.        All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by registered mail, return receipt requested, or sent by facsimile transmission to (a) in the case of Purchaser, to WFB Funding LLC, One Cabela Drive, Sidney, Nebraska 69160, Attention: Ralph W. Castner, (b) in the case of RPA Seller, to World’s Foremost Bank, National Association, One Cabela Drive, Sidney, Nebraska 69160, Attention: Ralph W. Castner, (c) in the case of the Trustee, to the Corporate Trust Office; and (d) in the case of the Rating Agency for a particular Series, the address, if any, specified in the Supplement relating to such Series.

Section 9.04.  Severability of Provisions.    If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement or any Conveyance Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Conveyance Paper.

Section 9.05.  Merger or Consolidation of, or Assumption of the Obligations of, RPA Seller.

(a)        RPA Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i)      the Person formed by such consolidation or into which RPA Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of RPA Seller substantially as an entirety shall be, if RPA Seller is not the surviving entity, an entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if RPA Seller is not the surviving entity, such entity shall expressly assume, by an agreement supplemental hereto, executed and delivered to Purchaser and Trustee, in form reasonably satisfactory to Purchaser, the performance of every covenant and obligation of RPA Seller under the Transaction Documents;

(ii)      RPA Seller has delivered to Purchaser and Trustee (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(iii)      RPA Seller shall have delivered to Purchaser and Trustee and each Rating Agency a Tax Opinion, as defined in the Pooling and Serving Agreement, dated the date of such consolidation, merger, conveyance or transfer, with respect thereto;

(iv)      if RPA Seller is not the surviving entity, the surviving entity shall file new UCC-1 financing statements with respect to the interest of Purchaser in the Receivables; and

(v)      satisfaction of the Rating Agency Condition.

(b)        This Section 9.05 shall not be construed to prohibit or in any way limit RPA Seller’s ability to effectuate any consolidation or merger pursuant to which RPA Seller would be surviving entity.

(c)      RPA Seller shall notify each Rating Agency promptly after any consolidation, merger, conveyance or transfer effected pursuant to this Section 9.05.

(d)      The obligations of RPA Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of RPA Seller hereunder except in each case in accordance with the provisions of this Section 9.05.

Section 9.06.  Acknowledgement and Agreement of RPA Seller.

(a)      RPA Seller expressly acknowledges and agrees that all of Purchaser’s right, title, and interest in, to and under this Agreement, including all of Purchaser’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, will be assigned by Purchaser to the Trustee for the benefit of the Holders and each Credit Enhancement Provider, and RPA Seller consents to such assignment. Additionally, RPA Seller agrees for the benefit of the Trustee, each Credit Enhancement Provider and the Holders that any amounts payable by RPA Seller to Purchaser hereunder which are to be paid by Purchaser to Trustee for the benefit of the Holders and each Credit Enhancement Provider shall be paid by RPA Seller, on behalf of Purchaser, directly to Trustee. Any payment required to be made on or before a specified date in same-day funds may be made on the prior business day in next-day funds.

(b)      To the extent that RPA Seller retains any interest in the Receivables now existing and arising from time to time in the Accounts and the Related Assets, RPA Seller hereby grants to the Trustee for the benefit of the Investor Certificateholders and each Credit Enhancement Provider, a security interest in all of RPA Seller’s right, title and interest, whether now owned or hereafter arising, in, to and under (i) the Receivables existing at the opening of business on the Effective Date and arising from the Accounts and all Related Assets with respect to such Receivables, (ii) the Receivables now existing and arising from time to time in the Accounts and the Related Assets with respect thereto and (iii) all proceeds of such rights and such amounts, to secure the performance of all of the obligations of RPA Seller hereunder, under the Pooling and Servicing Agreement and the other Transaction Documents.

Section 9.07.  Further Assurances.  Each of Purchaser and RPA Seller agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by each other and by their respective permitted successors and assigns in order to more fully effect the purposes of this Agreement and the Conveyance Papers, including the execution of any UCC financing statements or continuation statements or equivalent documents relating to the Receivables and the Related Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 9.08.  Nonpetition Covenant.   Notwithstanding any prior termination of this Agreement, RPA Seller shall not, at any time, institute against, solicit or join or cooperate with or encourage any institution against Purchaser or the Certificate Trust of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any United States federal or state bankruptcy or similar law.

Section 9.09.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Purchaser or RPA Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.10.  Counterparts.   This Agreement and all Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11.  Binding Third-Party Beneficiaries.     This Agreement and the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The parties hereto intend that the Certificate Trust, each Credit Enhancement Provider and the Certificate Trustee shall be third-party beneficiaries of this Agreement.

Section 9.12.  Merger and Integration.  Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents.

Section 9.13.  Schedules and Exhibits.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and RPA Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WFB FUNDING, LLC, as Purchaser

By:	WFB Funding Corporation,
its Managing Member

By	/s/ Ralph Castner

Name	Ralph Castner

Title	Treasurer

WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION, as RPA Seller

By	/s/ Ralph Castner

Name	Ralph Castner

Title	Treasurer

Acknowledged and Accepted:

U.S. BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By	/s/ Tamara Schultz-Fugh

Name	Tamara Schultz-Fugh

Title	Vice President

RECEIVABLES PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

FORM OF SUPPLEMENTAL CONVEYANCE

(As required by Section 2.02 of

the Receivables Purchase Agreement)

SUPPLEMENTAL CONVEYANCE NO.        dated as of                   20  , by and between WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION (“RPA Seller”) and WFB FUNDING, LLC, (“Purchaser”) pursuant to the Receivables Purchase Agreement referred to below.

WITNESSETH :

WHEREAS, RPA Seller and Purchaser are parties to a Receivables Purchase Agreement, dated as of February 4, 2003 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”); and

WHEREAS, pursuant to the Receivables Purchase Agreement, RPA Seller wishes to designate Additional Accounts to be included as Accounts and RPA Seller wishes to convey the Receivables of such Additional Accounts, whether now existing or hereafter created, to Purchaser pursuant to the Receivables Purchase Agreement (as each such term is defined in the Receivables Purchase Agreement); and

WHEREAS, Purchaser is willing to accept such designation and conveyance subject to the terms and conditions hereof;

NOW, THEREFORE, RPA Seller and Purchaser hereby agree as follows:

Section 1.  Defined Terms.  Each capitalized term used herein shall have the meaning specified in the Receivables Purchase Agreement unless otherwise defined herein.

“Addition Date” shall mean, with respect to the Additional Accounts designated hereby,                200  .

Section 2.  Designation of Additional Accounts.   RPA Seller delivers herewith an Account Schedule containing a true and complete schedule identifying all such Additional Accounts and specifying for each such Account, as of the Addition Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables in such Account. Such Account Schedule shall be, as of the date of this Supplemental Conveyance, incorporated into and made part of this Supplemental Conveyance and is marked as Schedule I to this Supplemental Conveyance.

Section 3.  Conveyance of Receivables.

(a)       RPA Seller sells, transfers, assigns, sets over and otherwise conveys to Purchaser (collectively, the “Conveyance”), without recourse, all of its right, title and interest in, to and under the Receivables generated by such Additional Accounts and the Related Assets, now existing and hereafter arising, all Recoveries allocable to such Additional Accounts and all monies due or to become due thereunder and all amounts received with respect thereto and all proceeds thereof. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by Purchaser of any obligation of Servicer, RPA Seller or any other Person in connection with the Accounts, the Receivables or under any agreement or instrument relating thereto.

(b)      In connection with the Conveyance and in accordance with Section 2.01(c) of the Receivables Purchase Agreement, RPA Seller agrees to record and file, at its own expense, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Receivables and Related Assets, now existing and hereafter created, for the sale of accounts meeting the requirements of applicable state law in such manner and in such jurisdictions as may be necessary or advisable to perfect or evidence the sale and assignment of the Receivables to Purchaser, and to deliver a file-stamped copy of such financing statement or other evidence of such filing to Purchaser.

(c)      In connection with such sale, RPA Seller further agrees, at its own expense, on or prior to the date of this Supplemental Conveyance, to indicate in its appropriate computer files that all Receivables created in connection with the Additional Accounts designated hereby have been conveyed to Purchaser pursuant to this Supplemental Conveyance.

Section 4.  Acceptance by Purchaser.  Purchaser hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter arising, conveyed to Purchaser pursuant to Section 3(a) of this Supplemental Conveyance, and declares that it shall maintain such right, title and interest. Purchaser further agrees that, on or prior to the execution and delivery of this Supplemental Conveyance, RPA Seller shall deliver to Purchaser the supplement to the Account Schedule described in Section 2 of this Supplemental Conveyance.

Section 5.  Representations and Warranties of RPA Seller.  RPA Seller hereby represents and warrants to Purchaser as of the date of this Supplemental Conveyance and as of the Addition Date that:

(a)      Legal, Valid and Binding Obligation.   This Supplemental Conveyance constitutes a legal, valid and binding obligation of RPA Seller enforceable against RPA Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereinafter in effect and by general principles of equity (whether considered in a suit at law or in equity);

(b)      Eligibility of Accounts.  Each Additional Account designated hereby is an Eligible Account and each Receivable in such Additional Account is an Eligible Receivable;

(c)      Selection Procedures.  No selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser or its assignees were used in selecting the Additional Accounts from the available Eligible Accounts;

(d)      Insolvency.  RPA Seller is not insolvent and, after giving effect to the conveyance set forth in Section 3 of this Supplemental Conveyance, will not be insolvent; no Insolvency Event with respect to RPA Seller or Purchaser has occurred, and the transfer pursuant to Section 3(a) has not been made in contemplation thereof;

(e)      Sale of Receivables.  This Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in the Receivables and other Related Assets now existing or hereafter created from time to time in the Additional Accounts, and such property will be held by Purchaser free and clear of any Lien;

(f)      No Conflict.     The execution and delivery of this Supplemental Conveyance, the performance of the transactions contemplated by this Supplemental Conveyance and the fulfillment of the terms hereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which RPA Seller is a party or by which it or its properties are bound;

(g)      No Violation.     The execution and delivery of this Supplemental Conveyance by RPA Seller, the performance of the transactions contemplated by this Supplemental Conveyance and the fulfillment of the terms hereof applicable to RPA Seller will not conflict with or violate any Requirements of Law applicable to RPA Seller;

(h)      No Proceedings.  There are no proceedings or investigations, pending or, to the best knowledge of RPA Seller, threatened against RPA Seller before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of the Receivables Purchase Agreement or this Supplemental Conveyance, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Receivables Purchase Agreement or this Supplemental Conveyance, (iii) seeking any determination or ruling that, in the reasonable judgment of RPA Seller, would materially and adversely affect the performance of RPA Seller of its obligations under the Receivables Purchase Agreement or this Supplemental Conveyance or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Supplemental Conveyance; and

(i)      All Consents.   All approvals, authorizations, consents, orders or other actions of any Person or any Governmental Authority required to be obtained by RPA Seller in connection with the execution and delivery of this Supplemental Conveyance by RPA Seller and the performance of the transactions contemplated by this Supplemental Conveyance by RPA Seller, have been obtained.

Section 6.    Ratification of the Receivables Purchase Agreement.  The Receivables Purchase Agreement is hereby ratified, and all references to the “Receivables Purchase Agreement,” to “this Agreement” and “herein” in the Transaction Documents shall from and after the Addition Date be references to the Receivables Purchase Agreement as supplemented by this Supplemental Conveyance. Except as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall, remain, in full force and effect in accordance with its terms. Except as expressly provided herein, this Supplemental Conveyance shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.

Section 7.    Counterparts.    This Supplemental Conveyance may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Supplemental Conveyance to be duly executed and delivered by their respective duly authorized officers on the day and the year first above written.

WFB FUNDING, LLC,
as Purchaser

By:	WFB Funding Corporation,
its Managing Member

By

Name

Title

WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION, as RPA Seller

By

Name

Title

SUPPLEMENTAL CONVEYANCE SIGNATURE PAGE

EXHIBIT B

FORM OF SUBORDINATED NOTE

FOR VALUE RECEIVED, the undersigned, WFB FUNDING, LLC, a Nebraska limited liability company (“Purchaser”), hereby unconditionally promises to pay to the order of WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION (“Holder”) in lawful money of the United States of America in immediately available funds on the Subordinated Note Maturity Date, the aggregate unpaid amount (as shown in Holder’s records or, at Holder’s option, on the schedule attached hereto and any continuation thereof) of all borrowings made by Purchaser from Holder to fund the acquisition of Existing Assets, Receivables and Related Assets in connection with the transactions contemplated by the Receivables Purchase Agreement, dated as of February 4, 2003 (as amended and supplemented from time to time, the “Receivables Purchase Agreement”), among Purchaser and Holder.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Receivables Purchase Agreement.

The undersigned agrees to pay interest from the date hereof on the unpaid principal amount hereof from time to time at the rate and at the times specified in or pursuant to the Receivables Purchase Agreement. Interest shall be payable in arrears on each Interest Payment Date and upon final payment of the unpaid principal amount hereof. Purchaser may at its option prepay this note (“Note”) in whole or in part at any time and from time to time; provided that in no event shall the holder hereof have any right to demand any payment of principal hereunder prior to the Subordinated Note Maturity Date.

This Note is subordinate and junior in right and time of payment to all “Senior Debt” of Purchaser, which is any Indebtedness of Purchaser and all renewals, extensions, refinancings and refundings thereof, except any such Indebtedness that expressly provides that it is not senior or superior in right of payment hereto. “Indebtedness” is any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, certificates representing ownership interests, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto) and guarantees of any of the foregoing, whether or not any such indebtedness would appear as a liability on a balance sheet of Purchaser prepared on a consolidated basis in accordance with generally accepted accounting principles, and includes all obligations of Purchaser under the Pooling and Servicing Agreement, all Supplements thereto, all Certificates issued thereunder and any other Transaction Document to which Purchaser is a party.

All scheduled payments of principal and interest in respect of Senior Debt, including all payments and distributions to be made with respect to the Certificates, must be paid in full before this Note shall be payable, and all scheduled payments of principal of and interest on this Note shall be payable only to the extent that Purchaser, after paying all of its accounts payable and other expenses and obligations, has the funds to make such payments. Purchaser agrees, and the holder hereof by accepting this Note agrees, to the subordination provisions herein contained.

Upon prior written notice to Purchaser and with the prior written consent of each Credit Enhancement Provider, the holder hereof may sell, pledge, assign or otherwise transfer this Note; provided, however, that, immediately prior to completion of such sale, pledge, assignment or transfer, the Rating Agency Condition is satisfied.

This Note shall be governed by and construed in accordance with the laws of the State of Nebraska.

The holder of this Note, by its acceptance hereof, hereby covenants and agrees that it will not at any time institute against Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

IN WITNESS WHEREOF, Purchaser has caused this Subordinated Note to be duly executed as of the day and year first above written.

WFB FUNDING, LLC

By:	WFB Funding Corporation,
its Managing Member

By

Name

Title

Schedule Attached to Subordinated Note dated                 ,        of WFB FUNDING, LLC payable to the order of WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION.

Date and Amount of Borrowing	Date and Amount of Repayment	Unpaid Principal Balance	Notation Made by

EXHIBIT C

PROVISIONS TO BE INCLUDED IN OPINION OF COUNSEL

WITH RESPECT TO ADDITION OF ACCOUNTS

The opinions set forth below may be subject to certain qualifications, assumptions, limitations and exceptions taken or made in the Opinions of Counsel delivered on any applicable Closing Date.

1.     The Receivables arising in such Additional Accounts constitute “accounts” as defined in the UCC.

2.     The Receivables Purchase Agreement, as supplemented by the Supplemental Conveyance, creates in favor of Purchaser (and the Trustee, as its assignee) a security interest in RPA Seller’s rights in the Receivables in such Additional Accounts and the proceeds thereof (the “Specified Assets”).

3.     The security interest in the Specified Assets created by the Receivables Purchase Agreement will be perfected by the filing of the Financing Statements as described and defined in such opinion. Based solely upon our review of the UCC Searches as described and defined in such opinion, we hereby confirm to you that no Person other than the Purchaser (and the Trustee, as its assignee) has filed any financing statement with the Filing Offices as described and defined in such opinion that covers the Specified Assets and that would have priority over the security interest of the Purchaser (and the Trustee, as its assignee) by virtue of such filing.

C-1

EXHIBIT D

PROVISIONS TO BE INCLUDED IN

ANNUAL OPINION OF COUNSEL

The opinions set forth below may be subject to certain qualifications, assumptions, limitations and exceptions taken or made in the Opinion of Counsel to RPA Seller with respect to similar matters delivered on the Initial Closing Date (as defined in the Pooling and Servicing Agreement). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned in or pursuant to the Receivables Purchase Agreement to which this Exhibit D is attached.

1.       No further filings or actions are required under the UCC or other Nebraska law prior to               ,         , in order to maintain the perfection and priority of the first priority security interests created by the Transaction Documents in favor of Purchaser (and the Trustee, as its assignee) in the Receivables and the proceeds thereof (the “Specified Assets”).

2.       Based solely upon our review of the UCC Searches as described and defined in such opinion, we hereby confirm to you that no Person other than Purchaser (and the Trustee, as its assignee) has filed any financing statement with the Filing Offices as described and defined in such opinion that covers the Specified Assets and that would have priority over the security interest, of Purchaser (and the Trustee, as its assignee) by virtue of such filing.

3.       Confirmation or update, as applicable, of the FIRREA analysis delivered on the Initial Closing Date.

D-1

SCHEDULE I

ACCOUNT SCHEDULE—DELIVERED

AS COMPUTER FILE OR MICROFICHE

[Delivered to the Trustee]

S-1